Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 12, 2008, relating to the financial statements and the financial statement schedule of MDU Resources Group, Inc. and subsidiaries, and the effectiveness of MDU Resources Group, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of MDU Resources Group, Inc. for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Minneapolis, MN
May 27, 2008